Exhibit 21.1

Subsidiary Name	Jurisdiction of Organization
Pharma-Bio Serv PR, Inc.	Puerto Rico

Pharma-Bio Serv US, Inc.	Delaware

Pharma-Bio Serv Validation & Compliance Limited	Ireland